Exhibit 4.1

AMENDMENT TO UNIT PURCHASE OPTION

AMENDMENT TO UNIT PURCHASE OPTION (this “Amendment”), dated as of October 12, 2006, is made by and between Paramount Acquisition Corp. (the “Company”) and EarlyBirdCapital, Inc. (the “Holder”), to the Unit Purchase Option referred to below.

WHEREAS, the Company issued the Unit Purchase Option, dated October 21, 2005 (the “Unit Purchase Option”), in connection with the Company’s initial public offering and the Holder is the owner of the Unit Purchase Option; and

WHEREAS, the parties hereto wish to amend the Unit Purchase Option as set forth herein to clarify the understanding between the parties with respect to the terms of the Unit Purchase Option effective as of the date of its issuance.

NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, the parties hereto hereby agree as follows:

1.             The Unit Purchase Option is hereby amended by adding the following new Section 2.4 to such Unit Purchase Options:

“2.4    No Obligation to Net Cash Settle.  Notwithstanding anything to the contrary contained in this Purchase Option, if the Company is unable to deliver any securities pursuant to the exercise of this Purchase Option as a result of its inability to satisfy its registration requirements set forth in Section 5 hereof, the Company will have no obligation to pay such registered holder any cash or otherwise “net cash settle” this Purchase Option.”

2.                                       Section 5.3 of the Unit Purchase Options is hereby deleted in its entirety.

3.             Upon the due execution and delivery of this Amendment by the parties hereto, on and after the date hereof each reference in the Unit Purchase Option to this “Purchase Option”, “hereunder”, “hereof’, “herein” or words of like import referring to the Unit Purchase Option shall mean and be a reference to the Unit Purchase Option, as amended hereby. Except as specifically amended above, the Unit Purchase Option shall remain in full force and effect and is hereby ratified and confirmed.

4.             This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this amendment as of the date first set forth above.

PARAMOUNT ACQUISITION CORP.

By:	/s/ J. JAY LOBELL
Name: J. Jay Lobell
Title: Chief Executive Officer

HOLDER:
EARLYBIRDCAPITAL, INC.

By:	/s/ STEVEN A. LEVINE
Name: Steven A. Levine
Title: Managing Director